Exhibit 99.1
Efficiencies: As an investor you will be happy to know that we have been implementing up to date best practices to reduce costs and add efficiency to our process. A couple of those examples are 1) natural gas usage has been reduced by 4.75% and 2) water usage has been reduced. Cardinal management continues to explore any opportunities that will enable us to be a low cost producer of ethanol along with looking into process changes that add value to the bottom line. Harvest Safety: Harvest is here and it is always important to remember there is going to be increased activity from farm equipment on the roads. Also there are a lot of hours being worked so please be aware when traveling throughout the county. At the facility, we have been experiencing increased truck traffic. We have extended hours to help facilitate dumping. Please remember the speed limits when driving on Cardinal property. We want everyone...employees, customers and guests to be safe when visiting Cardinal Ethanol. ardinalcthanole Is the Ethanol Industry Being Revived? Based on the latest estimates, the industry should produce more than 1 billion gallons of fuel monthly. In July the ethanol industry produced 948.2 million gallons of ethanol according to the Energy Information Agency. That is up from the 847.5 million gallons that was produced in June. Favorable economics for discretionary ethanol blending could push production to 1 billion gallons. Although stocks of ethanol have been up slightly, the stock increase was less that the production increase. This would indicate that blending is going up along with production. Market Conditions: Ethanol still adds value for the blenders as blend economics have continued to be stable. Natural gas prices are lower than those of a year ago, corn harvest is in full swing, ethanol demand is steady, and the DDG market has been rebounding slightly. All of these indicators point toward the potential for sustainable margins in the short term. Ethanol shipments continue to go to the east coast terminals as well as some of the Chicago markets. DDGS are being sold to local feed lots, southeast markets and other domestic destinations. Most of our ethanol and DDGS shipments go out via the railroad, however there are opportunities from time to time that allow us to truck into more localized markets. The latest financial report and filing for Cardinal Ethanol can be viewed at the US Securities and Exchange Commission website @ http://www.sec.gov/cgi-bin/browse-edgar. You can obtained a copy by writing our office as well. Corn: Recently there has been some discussion about a corn type that may not be approved for use in Mexico. The corn type in question is "Genuity YieldGard VT Triple PRO from Monsanto". Because this "stack" has not been approved in Mexico, we will be unable to use this trait in making ethanol and/or DDGS. Please make sure the corn you are delivering doesn't have this trait. Newsletter November 2009 Positive Margins and Improved Cash Flow Equal Business as Usual at Cardinal Ethanol: In response to a recent article that was printed in the Muncie Star Press and subsequently reported on various area radio stations, Cardinal Ethanol in Union City, IN would like to assure you that it has no intention of ceasing operation of its ethanol plant. Over the past 6 months, Cardinal Ethanol has achieved positive operating margins which have lead to improved cash flow and liquidity allowing Cardinal Ethanol to meet all of its financial obligations. Not only has Cardinal Ethanol maintained positive operating margins for the past 6 months, but it is operating at 100% of capacity, is current on its loan payments and is in compliance with its financial loan covenants. Improved cash flow has also allowed Cardinal Ethanol to repay all of its borrowings on its short term revolving line of credit and it therefore has the ability to draw against that line of credit if needed. Cardinal Ethanol expects to report positive net income for the quarter ending September 30, 2009. As harvest activities are beginning to wind down in some of our draw areas, Cardinal Ethanol expects to continue to be a leader in providing a fair and competitive market for our producer customers. We believe that our successes over the past year of operation serve to verify the type of organization we have built and the commitment we have to the ethanol industry and the communities in which we do business.

Fueling Energy Independence Contact Information: Email: hcraig@cardinalethanol.com Phone: 765-964-3137 Fax: 765-964-3349 Website: www.cardinalethanol.com Cardinal Ethanol, LLC 1554 N. 600 E. Union City, Indiana 47390 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov. Open House The open house in June was a great success as we had over 1,000 people tour the facilities! We were very excited to open up the plant to investors and the public so that you could see what your investments have created. We hope you enjoyed your tour that day. The picture to the right was taken at the open house. For More Ethanol Information Go To: www.growthenergy.org www.ethanolrfa.org www.drivingethanol.org www.e85fuel.com www.ethanol.org http://ethanol-news.newslib.com/ www.ethanolmarket.com From E10 to E15? Currently the EPA allows only 10% ethanol in fuel blends. However, recently there has been request made to get the EPA to raise the allowable limit that can be blended to 15%. The EPA is required is issue a ruling on the request by December 1, 2009. We will keep you posted with any updated information on the website as things materialize regarding any increase for ethanol blending.